DECHERT PRICE & RHOADS
                                 1500 K STREET, N.W.
                                      SUITE 500
                                WASHINGTON, DC  20005
                              TELEPHONE:  (202) 626-3300
                                 FAX:  (202) 626-3334




                                  December 21, 1995



          The MainStay Funds
          51 Madison Avenue
          New York, New York  10010

          Dear Sirs:

               As counsel for The MainStay Funds (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940 and the registration statement relating to its Shares of Beneficial Interest (the "Shares") under the Securities Act of 1933 (File No. 33-2610) (the "Registration Statement"). We also have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

               Based upon the foregoing, it is our opinion that the Shares being registered pursuant to Post-Effective Amendment No. 31 to the Trust's Registration Statement will, when sold in accordance with the terms of the Registration Statement and the prospectus included therein and delivered by the Trust against receipt of the net asset value of the Shares, have been duly and validly authorized and issued as fully paid and non-assessable Shares of the Trust.

               We consent to the filing of this opinion in connection with said Post-Effective Amendment No. 31 which is filed pursuant to
          Section 24(e) under the Investment Company Act of 1940 on behalf of the Trust with the Securities and Exchange Commission.

                                             Very truly yours,

                                             Dechert Price & Rhoads